U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549

                                 FORM 12B-25

                                                 SEC File Number 001-5989

                         NOTIFICATION OF LATE FILING

   (Check One):
   [X]  Form 10-K and Form 10-KSB      [ ] Form 20-F      [ ]  Form 11-K
   [ ]  Form 10-Q and Form 10-QSB      [ ] Form N-SAR

   For Period Ended:                January 1, 1999
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   [ ]  Transition Report on Form 10-K
   [ ]  Transition Report on Form 20-F
   [ ]  Transition Report on Form 11-K
   [ ]  Transition Report on Form 10-Q
   [ ]  Transition Report on Form N-SAR

   For the Transition Period Ended: ____________________________________

        Read attached instruction sheet before preparing form. Please print or type.

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                 N/A
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   PART I - REGISTRANT INFORMATION

   Full name of registrant           Anixter International Inc.
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   Former name if applicable
                                 N/A
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   Address of principal executive office (street and number)

                            4711 Golf Road
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   City, State and Zip Code      Skokie, Illinois 60076
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   PART II - RULE 12B-25 (B) AND (C)





        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.) [X]

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

   PART III - NARRATIVE

        State below in reasonable detail the reasons why Form 10-K or 10-KSB, 20-F, 11-K, 10-Q or 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

        THE REGISTRANT WAS REQUIRED TO RESTATE FINANCIAL INFORMATION FROM PRIOR FISCAL YEARS TO REFLECT THE DISCONTINUANCE OF ITS GLOBAL NETWORK INTEGRATION BUSINESS. THE PREPARATION OF THE RESTATED FINANCIAL STATEMENTS TOOK LONGER THAN ANTICIPATED.
   PART IV - OTHER INFORMATION

        (1) Name and telephone number of person to contact in regard to this notification.

        Dennis J. Letham                 (847)            715-2601
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        (Name)                        (Area Code)    (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                         [X]  Yes  [ ] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         [X]  Yes  [ ] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        THE ONLY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE LAST FISCAL YEAR IS THE RESTATEMENT TO REFLECT THE DISCONTINUANCE OF THE REGISTRANT'S GLOBAL NETWORK INTEGRATION BUSINESS.

                         Anixter International Inc.
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                (Name of registrant as specified in charter)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

   Date  April 2, 1999                By: /s/ Dennis J. Letham
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                                           Dennis J. Letham
                                           Senior Vice President -
                                           Finance and Chief Financial
                                           Officer